As filed with the Securities and Exchange Commission on November 12, 2019

Registration No. 333-195042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-195042

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC OAK RESIDENTIAL TRUST, INC.

(formerly known as Reven Housing REIT, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	84-1306078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Pacific Oak Strategic Opportunity REIT, Inc.

11150 Santa Monica Blvd

Suite 400

Los Angeles, CA 90025

Attention: Keith Hall

Peter McMillan

(Address, including zip code, of principal executive offices)

AMENDED AND RESTATED 2012 INCENTIVE COMPENSATION PLAN

(Full Title of Plan)

Keith Hall
Peter McMillan

c/o Pacific Oak Strategic Opportunity REIT, Inc.

11150 Santa Monica Blvd

Suite 400

Los Angeles, CA 90025

310-432-2102

(Name and Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Penny J. Minna

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, MD 21209

(410)580-3000

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Reven Housing REIT, Inc. (now known as Pacific Oak Residential Trust, Inc.), a Maryland corporation (the “Company”), is filing this post-effective amendment to the Registration Statement on Form S-8 (No. 333-195042) (the “Registration Statement”), which was filed with the SEC on April 4, 2014, pertaining to the registration of 33,000,000 shares of the Company’s common stock issuable under the Company’s Amended and Restated 2012 Incentive Compensation Plan (“Plan”) that had been registered for issuance under the Registration Statement that remain unsold thereunder.

Pursuant to the Agreement and Plan of Merger, dated as of August 30, 2019, as amended on September 20, 2019 and October 21, 2019 (as amended, the “Merger Agreement”), by and among the Company, SOR PORT Holdings, LLC, a Maryland limited liability company (“Parent”), and SOR PORT, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”), on November 4, 2019 (the “Closing Date”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, an indirect, wholly-owned subsidiary of KBS Strategic Opportunity REIT, Inc., a Maryland corporation (now known as Pacific Oak Strategic Opportunity REIT, Inc., “SOR”).

In connection with the consummation of the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statement under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to its registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California on November 8, 2019.

PACIFIC OAK RESIDENTIAL TRUST, INC.
(formerly known as Reven Housing REIT, Inc.)

By:	/s/Keith Hall
Name:	Keith Hall
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the registrant’s registration statements have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/Keith Hall	Chief Executive Officer and Director	November 8, 2019
Keith Hall	(Principal Executive Officer)

/s/Peter McMillan	President and Director	November 8, 2019
Peter McMillan

/s/Michael Bender Michael Bender	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 8, 2019